SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 10, 2011

NATURAL RESOURCE PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-31465	35-2164875
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation or organization)	Number)	Identification No.)

601 Jefferson, Suite 3600
Houston, Texas	77002
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (713) 751-7507
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     Please see the disclosure below under Item 2.03, which disclosure is incorporated into this Item 1.01 relating to the amendment of NRP (Operating) LLC’s revolving credit facility.
Item 2.03. Creation of a Direct Financial Obligation.
     On August 10, 2011, NRP (Operating) LLC entered into an amendment to its 5-year, $300 million revolving credit facility with Citigroup Global Markets, Inc. and Wells Fargo Securities, LLC as joint lead arrangers and joint bookrunners. The amendment extends the term of the credit facility by five years to 2016. The amendment includes an option to increase the borrowing capacity under the credit facility up to a maximum of $500 million.
     Indebtedness under the amended revolving credit facility bears interest, at our option, at either:
•	the higher of (i) the prime rate as announced by the agent bank; (ii) the federal funds rate plus 0.50%; or (iii) LIBOR plus 1%, in each case plus an applicable margin ranging from 0.00% to 1.00%; or

•	a rate equal to LIBOR plus an applicable margin ranging from 1.00% to 2.25%.
     We will incur a commitment fee on the unused portion of the revolving credit facility at a rate ranging from 0.175% to 0.40% per annum.
     Some of the lenders and their affiliates have performed investment banking, financial advisory and other commercial services for us in the ordinary course of business from time to time for which they have received customary fees and expenses.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
     (c) Exhibits
10.1	Second Amended and Restated Credit Agreement, dated as of August 10, 2011.

99.1	Natural Resource Partners L.P. press release dated as of August 10, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL RESOURCE PARTNERS L.P.
(Registrant)

By:	NRP (GP) LP
its General Partner

By:	GP Natural Resource Partners LLC
its General Partner

/s/ Wyatt L. Hogan Wyatt L. Hogan
Vice President and General Counsel
     Dated: August 10, 2011